EXHIBIT 1

May 30, 2018

Contact:
Icahn Capital LP
Susan Gordon
 (212) 702-4309

CARL C. ICAHN ISSUES STATEMENT REGARDING AMTRUST:
AMTRUST CONTINUES TO PLOW FORWARD WITH
OPPORTUNISTIC SQUEEZE-OUT MERGER

New York, New York, May 30, 2018 – Today, Carl C. Icahn issued the following statement regarding AmTrust Financial Services, Inc. (Nasdaq: AFSI) and delivered a copy to the Special Committee of the Board of Directors of AmTrust:

SHAREHOLDERS SHOULD DEMAND THE COMPANY ENGAGE AN INDEPENDENT INSPECTOR OF ELECTIONS!

Unbelievably, AmTrust is planning to act as judge and jury of the shareholder vote on Monday.  Generally, especially in contested elections, and because we believe most Boards are interested in holding a fair vote, an independent inspector of elections is engaged to tabulate the vote. But, not at AmTrust.  Instead, AmTrust has informed shareholders that "a representative of the Company will count the votes and act as an inspector of election" at the Company's special meeting next week. In addition, a family member, Yehuda Neuberger, appears to sit on the Board of Directors of the parent of American Stock Transfer & Trust Company, the Company's transfer agent who we believe will also be involved in counting the votes.  Because the Zyskind/Karfunkel families are so obviously conflicted and determined to acquire our shares for less than fair value, it is hardly surprising that they are doing everything they can to take the Company private at the low-ball price of $13.50.  But, how can the independent directors, who owe a fiduciary duty of loyalty to all shareholders and in this merger are supposedly acting as the representatives of us, the public shareholders, allow the Company to count its own votes!  Even among dictators, it is only the most corrupt and totalitarian that insist on counting the votes themselves and in private! Shareholders should demand a fair vote by demanding that AmTrust engage an independent inspector of elections by calling the Company, at (212) 220-7120.

ARE FAMILY MEMBERS, FAMILY TRUSTS AND FAMILY CHARITABLE ORGANZATIONS BEING INCLUDED IN THE "PUBLIC SHAREHOLDER" VOTE?

The "majority of the minority vote" requires the affirmative vote of a majority of the "public shareholders".  Supposedly excluded from the shares that constitute the "public shareholders" are the rollover shareholders, their immediate family members, and trusts or other entities affiliated with the rollover shareholders. Based on recent research, however, we are very concerned that various trusts, charitable organizations and other "non-immediate" family members (such as aunts, uncles, cousins, nephews and nieces) may be included in the majority of the minority vote.  Millions of AmTrust shares are held within a complex web of interconnected family members, charitable organizations and trusts – many of whom do not expressly appear to be excluded from the public shareholder vote. Whether the Company -- when it is counting the votes in private and without any independent oversight -- will exclude these shares from the majority of the minority vote is unclear, at best.  We have asked the Company and the Company's lawyers to clarify which shares constitute the "public shareholders."  Again, shareholders should demand a fair vote by demanding that AmTrust immediately and publicly clarify whether any trusts, charitable organizations or aunts, uncles, cousins, nieces or nephews will be included in the public shareholder vote, by calling the Company, at (212) 220-7120.

Where are the independent directors on this critical issue? As evidenced by the array of related party transactions, and now this squeeze-out transaction, the Zyskind/Karfunkel families have dominated and controlled this Board for far too long. The independent directors were out-negotiated on price; approved and accepted advice from a conflicted financial advisor; allowed the record date to be manipulated to disadvantage the public shareholders; and failed to demand an independent inspector of elections!  However, all of this will pale in comparison if the independent directors allow the public shareholder vote to be contaminated and compromised by counting family related shares as "public" shares.

Other than actually paying a fair price, clearly the Zyskind/Karfunkel families will stop at nothing to take this company private. Exposing the independent directors to personal liability for breaching their duty of loyalty clearly means nothing to the Zyskind/Karfunkel families.

THE COMPANY CONTINUES TO CONFUSE A BROKER SEARCH FOR PUBLIC DISCLOSURE!

This morning AmTrust attempted to obfuscate the fact that they did not publicly disclose the record date for almost two months.  Their latest obfuscation is to have you believe that because they informed brokers of the record date, they did not need to publicly disclose the record date until early May.  How a public company familiar with SEC public disclosure obligations could possibly equate a broker search with public disclosure is laughable. But then again, AmTrust is not just any public company! Instead this company chose to wait five years to publicly disclose an on-going SEC investigation and has repeatedly failed to meet public filing deadlines.  Given their general and historic disregard for public disclosure and public shareholders, it is hardly surprising that they chose to make a mockery of record date disclosure.

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IT'S NOT TOO LATE TO STOP THIS DEAL!
The Zyskind/Karfunkel family is doing everything they can to push through their low-priced going-private transaction.  It's time that we – the public owners of AmTrust – do something to stop it by voting AGAINST this transaction today!

AMTRUST SHAREHOLDERS MUST STOP THIS
SELF-SERVING OPPORTUNISTIC TRANSACTION.
VOTE AGAINST THE ZYSKIND/KARFUNKEL FAMILY SQUEEZE-OUT!
WE DESERVE MORE!

CARL C. ICAHN AND THE OTHER PARTICIPANTS IN THE PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") RELATED TO AMTRUST FINANCIAL SERVICES, INC., FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ON MAY 29, 2018, TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE SPECIAL MEETING OF STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. (THE "SPECIAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE SPECIAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV OR UPON REQUEST OF OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPHONE AT +1 (212) 468-5380 OR BY EMAIL AT AFSI@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN AMTRUST FINANCIAL SERVICES, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF AMTRUST FINANCIAL SERVICES, INC.